Exhibit 10.24

June 7, 2017

Anshooman Aga

24696 Gilmore St.

West Hills, CA 91307

Re:Offer of Employment

Dear Anshooman,

I am pleased to offer you the position of Executive Vice President Finance with Cubic Corporation, with a starting salary of $400,000.00 per year. You will report directly to Bradley H. Feldmann,  President & CEO, with a mutually acceptable starting date to be determined. Upon the retirement or resignation of the current Chief Financial Officer, anticipated to be on or around October 2, 2017, and contingent upon the approval of the Cubic Board of Directors we will propose that you be named Executive Vice President & Chief Financial Officer.

Sign On Bonus

In consideration of accepting this position and completing one year of service with Cubic, you will receive a sign-on bonus of $150,000.00, minus required tax withholdings. The sign on bonus will be paid to you in advance with your first regular paycheck following the start of your employment. Should you voluntarily terminate your employment with Cubic prior to completing one year of service, you agree to reimburse Cubic the full amount of the sign on bonus.

Short Term Incentive Plan

For the remainder of FY2017, you will be eligible to participate in Cubic’s discretionary short term incentive (bonus) plan. As part of this plan, your bonus target will be 60% of your base salary (prorated for FY17). Decisions regarding whether a bonus will be paid, and the amount of such bonus, are at the sole discretion of the Company.

Beginning in FY2018, you will be eligible for Cubic’s formula-based bonus plan, with a bonus target of 60% of your base salary. You must be employed by Cubic on the date bonuses are paid in order to earn such bonus. Additional information about this bonus plan will be provided to you after hire.

Long Term Incentive (LTI) Plan

You are eligible for participation in Cubic’s LTI Plan. You will be eligible for a pro-rated time based vesting restricted stock unit (RSU) grant for FY2017. The target value for your first annual award of RSUs is $500,000.00 for FY2018, one half time based vesting and one half performance based vesting. RSUs are subject to Board of Directors approval and certain vesting schedules provided in the Plan.  Future awards of RSUs under the LTI Plan are at the Company’s sole discretion. All RSUs awarded are subject to the terms and conditions of the LTI Plan, including any future Plan amendments, as well as your individual RSU Award Agreements. A pamphlet summarizing the LTI Plan provisions is included with this offer letter. You will also be provided a complete copy of the LTI Plan after hire.

Relocation

If you accept this offer of employment, Cubic will provide relocation expense allowances per the enclosed attachment. You will have 1 year from your start date to utilize your relocation benefits and will only be eligible for home purchase assistance if you sell your current home within that time period. You will be eligible for business travel reimbursement until you commence using your relocation benefit by moving into temporary housing and/or shipping your household goods. You agree that your relocation expenses are reimbursable in full to Cubic should you voluntarily terminate your employment, according to the following schedule:

Months of service	Vested	Owed
0-11 months	0%	100%
12-23 months	50%	50%
24 months	100%	0%

Benefits

Your insurance benefits will start on your hire date. Upon your acceptance, you will have 31 days from your hire date to elect your benefits via Workday (Cubic’s HR system). Should you experience any issues or have any questions, you can reach Corporate Benefits at benefits@cubic.com. Cubic may, in its discretion, modify or terminate these benefits during your employment. Your eligibility for and the terms and conditions of participation in these benefits is determined by the benefit plans themselves, which govern your rights to benefits. If you accept employment with Cubic you will also be eligible for paid time off and other unpaid leaves from work according to the applicable Cubic policies. You will also be eligible for executive benefits, including life insurance, financial planning and an annual executive physical.

Transition Protection Plan

Pending approval from the Cubic Board of Directors, you will be provided with a Transition Protection Plan Agreement.  This agreement will provide you with coverage of two years of pay and outplacement assistance in the event your job is eliminated as a direct result of a change in ownership/sale of the Corporation.  A complete agreement will be provided to you following Board approval.

Cubic’s Personnel Policies

Prior to your first day of employment, you will be provided electronic access to Cubic policies, and agreements. You may access and print these policies at any time during your employment.  Prior to your first day of employment, you will be asked to acknowledge via electronic signature your obligation to review, understand, and observe Cubic’s policies. Once you begin employment, you will also have access to all of Cubic’s policies applicable to your employment.

At-Will Employment

While we are hopeful that your employment relationship with Cubic will be lasting and beneficial to both you and the Company, you should understand that your employment is “at-will.” This means that either you or Cubic may terminate the employment relationship at any time with or without prior notice or cause.  Cubic also has the right to change the compensation, benefits, duties, assignments or responsibilities of your job. The at-will nature of your employment may only be changed by a written agreement signed by Cubic’s President & CEO.

Other Documentation and Confidentiality

Prior to your first day of employment, you will be provided electronic access to sign Cubic’s Arbitration Agreement, Employee Inventions & Secrecy Agreement, and Personal Picture Consent

9333 Balboa Ave., San Diego, CA 92123, P.O. Box 85587, San Diego, CA 92186-5587

858-277-6780  Fax 858-277-1878  www.cubic.com  New York Stock Exchange Symbol: CUB and Release.  As a condition of employment, you are required to sign and return these agreements prior to beginning work.  You should also save or print these agreements for your records.

As described more fully in the Employee Inventions and Secrecy Agreement, in the course of your employment with Cubic, you may have access to confidential business, financial, planning, and personnel information and you are required to maintain the confidentiality of such information at all times. You may not use, discuss or disclose any Cubic confidential information except as specifically authorized by the requirements of your job and you are expected to keep such confidential information secure from others who do not have a legitimate and authorized business reason to see or use such information. This obligation shall continue even after your employment relationship with Cubic ends. In addition, Cubic absolutely prohibits the use or disclosure by its employees of another party or company’s confidential information.  If, during your employment, you have any questions regarding your obligations to safeguard confidential information, you should contact your manager or the Law Department for clarification.

Other Conditions of Employment

This employment offer is contingent upon a successful background check, positive reference checks and where required, successfully passing a drug test. This offer is also contingent on you meeting the requirements of the Immigration Reform and Control Act, which requires Cubic to verify the identity of new employees and their legal right to work in the United States. If you accept this offer, you must provide us with proof of your identity and authorization to work in the United States within three days of beginning work.

Lastly, if the nature of the position being offered to you, or any subsequent position with Cubic, requires that you have a security clearance, your ability to obtain and maintain such clearance will be a condition of your continued employment.

We are pleased to make this offer and look forward to you joining Cubic. If you accept this offer, please sign and return this letter as soon as possible. This offer expires, unless signed, on June 9, 2017. If you have any questions, please do not hesitate to call me directly at (858) 505-2548.

Sincerely,

/Darryl Albertson/

Darryl Albertson

VP Chief Human Resources & Diversity Officer

Cubic Corporation

Enclosures

9333 Balboa Ave., San Diego, CA 92123, P.O. Box 85587, San Diego, CA 92186-5587

858-277-6780  Fax 858-277-1878  www.cubic.com  New York Stock Exchange Symbol: CUB

ACCEPTANCE OF OFFER AND ACKNOWLEDGMENT OF AT-WILL EMPLOYMENT:

I ___Anshooman Aga_________________ [print name] agree to the terms set forth in this Offer of Employment.  I understand that my employment at Cubic is at-will, and that both the Company and I have the right to terminate the employment relationship at any time with or without cause or prior notice.

I understand that no representations as to longevity of employment have been made and that, while certain paragraphs of this letter describe events that could occur at any particular time in the future, nothing in this offer letter may be construed as guaranteeing employment of any specified duration or as modifying the at-will relationship between me and the company. If any representations have been made contrary to this at-will relationship, such representations are superseded by this offer.  I also understand that the at-will terms of my employment can only be modified in a written agreement created specifically for this purpose, signed by me and an Executive Officer of Cubic.

This offer letter supersedes any previous oral or implied promises or representations regarding my employment and represents all understandings and agreements of the parties with respect to the matters set forth herein.

_June 8, 2017________                             __/Anshooman Aga/____________________________________

Date       Signature

9333 Balboa Ave., San Diego, CA 92123, P.O. Box 85587, San Diego, CA 92186-5587

858-277-6780  Fax 858-277-1878  www.cubic.com  New York Stock Exchange Symbol: CUB